Contact: Sitrick And Company
                                                             Ann Julsen
                                                             Brenda Adrian
                                                             310-788-2850
                                                             888-888-2340

For Immediate Release
---------------------

         Heilig-Meyers Announces Plans to Focus on RoomStores Operations
                          Under Revised Business Model;
                    Will Close Remaining Heilig-Meyers Stores


         Richmond, Virginia - April 11, 2001 - Heilig-Meyers announced today that in order to achieve its restructuring initiatives and maximize creditor recoveries, it will concentrate on its RoomStore operations and close all remaining Heilig-Meyers furniture stores. The Company filed a motion with the Bankruptcy Court today seeking the authorization to close and liquidate the inventory in approximately 375 remaining Heilig-Meyers stores.

         "Since the Company's voluntary Chapter 11 filing in August 2000, management and the Board of Directors have been exploring various restructuring alternatives that would result in maximum recovery to our creditors," said President and Chief Executive Officer Donald S. Shaffer. "After extensive review of our operations, in what has proved to be an extremely challenging retail environment, it was determined that our RoomStore format should be the centerpiece of our ongoing reorganization efforts."

         Mr. Shaffer said that since the filing the Company completed various strategic initiatives at the Heilig-Meyers stores aimed at reducing working capital requirements and improving cash flow, including the closing of over 400 underperforming stores and the outsourcing of the Company's customer credit operations. "Despite our significant progress, we determined that based on the slowing of the economy and considerable weakening of the retail market, a successful reorganization of the traditional Heilig-Meyers furniture stores could not be completed within a timeframe that would allow us to fulfill our fiduciary responsibility to our creditors and other stakeholders," he said.

         "The RoomStore format, under which customers may purchase entire rooms of furniture, complete with accessories and decor items, has been successful for the Company," Mr. Shaffer said, noting that the 54 traditional RoomStores are concentrated in metropolitan markets in Texas, Maryland and Washington D.C. and generate annual revenues of approximately $300 million. "As we finalize our restructuring plans and restore the confidence of our associates and those vendors which supply the RoomStore, we firmly believe these stores will be well positioned to effectively compete in today's retail furniture industry. We are encouraged by the success of our RoomStore operations and the continued good prospects for the RoomStore format, and will work diligently to keep them operating at the highest level possible while we complete our restructuring," said Mr. Shaffer.

         He said that 16 traditional Heilig-Meyers stores were converted to RoomStores since the filing, and the Company is studying the conversion of additional stores in selected markets. The Company plans to maintain its regional offices in Dallas, Texas and Landover, Maryland to support RoomStore operations in those two markets.

         The Company is in the process of finalizing an arrangement with a third party to conduct going-out-of-business sales at the remaining Heilig-Meyers stores. Current Heilig-Meyers employees are expected to staff the stores during the process. The Company anticipates that the closing sales will be completed by mid to late summer. The Heilig-Meyers headquarters office in Richmond, Virginia will continue to provide various support functions for the ongoing RoomStore operations following the wind-down of tasks associated with the liquidation of the Heilig-Meyers stores.

         In connection with the restructuring, Mr. Shaffer said the Company is also involved in discussions with various interested parties for the sale of its three Homemakers stores.

         The Company filed voluntary Chapter 11 petitions in the U.S. Bankruptcy Court for the Eastern District of Virginia in Richmond for Heilig-Meyers Company, Inc., on August 16, 2000.

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